                                                                    Exhibit 99.9


April 25, 2001


VIA EDGAR


Securities and Exchange Commission

Division of Investment Management

Office of Insurance products

450 Fifth Street, N.W.

Washington, DC 20549


RE:   Post-Effective Amendment No. 1 to Form N-4 of National Integrity Separate

      Account I File Nos. 333- 44892 and 811-04846


Dear Sir or Madam:


I have reviewed Post-Effective Amendment No. 1 for the above-named Registrant and have concluded that the changes made to the prospectus and statement of additional information are non-material. Therefore, I hereby represent that the amendment does not contain disclosure which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485. I hereby consent to the use and publication of this consent.


Sincerely



/S/ G. Stephen Wastek

G. Stephen Wastek

Assistant General Counsel and Assistant Secretary

National Integrity Life Insurance Company